Exhibit 99.1

 News Release

Investor Contact

Brett Levy

Vice President, Investor Relations

Dine Brands Global, Inc.

IR@dinebrands.com

Media Contact

Susan Nelson

Sr. Vice President, Global Communications

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Dine Brands Global, Inc. Reports Third Quarter 2023 Results

PASADENA, Calif., November 1, 2023 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar®, IHOP® and Fuzzy’s Taco Shop® restaurants, today announced financial results for the third quarter of fiscal 2023.

“Dine Brands maintained its course in the third quarter, leaning into our brands’ abundant value proposition and demonstrating solid performance as we continued to advance our strategic growth agenda,” said John Peyton, chief executive officer, Dine Brands Global. “Despite the ongoing volatile macroeconomic environment, we are leveraging our strengths in technology, menu innovation and marketing and are well positioned to create long term shareholder value.”

Vance Chang, chief financial officer, Dine Brands Global added, “Our third quarter results underscore the resiliency of our business model and our ability to generate cash flow. As we look towards the end of the year, we have adjusted our EBITDA guidance to show our progress year-to-date and provide a better understanding of where we expect to see our business at the close of fourth quarter.”

Domestic Restaurant Sales for the Third Quarter of 2023

•

Applebee’s year-over-year comparable same-restaurant sales declined 2.4% for the third quarter of 2023. Off-premise sales accounted for 21.5% of sales mix, representing per restaurant average weekly sales of approximately $11,200.

•

IHOP’s year-over-year domestic comparable same-restaurant sales increased 2.0% for the third quarter of 2023. Off-premise sales accounted for 19.5% of sales mix, representing per restaurant average weekly sales of approximately $7,400.

Third Quarter of 2023 Summary

•

Total revenues for the third quarter of 2023 were $202.6 million compared to $233.2 million for the third quarter of 2022. The decline was primarily due to the refranchising of the 69 company-operated Applebee’s units in October 2022 and the negative comparable same-restaurant sales growth at Applebee’s, offset by the positive comparable same-restaurants sales growth at IHOP. Total revenues excluding the refranchised Applebee’s restaurants for the third quarter of 2023 were $200.9 million compared to $195.0 million for the third quarter of 2022.

•

General and Administrative (“G&A”) expenses for the third quarter of 2023 were $48.6 million compared to $46.3 million for the third quarter of 2022. The variance was primarily attributable to higher compensation-related expenses offset by a decrease in occupancy costs.

•

Net income for the third quarter of 2023 was $18.5 million compared to $20.9 million for the third quarter of 2022. The decrease was primarily due to higher interest and G&A expenses offset by an increase in segment profit.

•

GAAP net income available to common stockholders was $18.0 million, or earnings per diluted share of $1.19, for the third quarter of 2023 compared to net income available to common stockholders of $20.4 million, or earnings per diluted share of $1.32 for the third quarter of 2022. The decrease was primarily due to an increase in interest expense and an increase in G&A expenses, offset by an increase in segment profit.

•

Adjusted net income available to common stockholders was $22.3 million, or adjusted earnings per diluted share of $1.46, for the third quarter of 2023 compared to adjusted net income available to common stockholders of $25.6 million, or adjusted earnings per diluted share of $1.66, for the third quarter of 2022. The decrease was primarily due to an increase in G&A expenses and an increase in interest expense, offset by an increase in segment profit and a decrease in income taxes. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income available to common stockholders to adjusted net income available to common stockholders.)

•

Consolidated adjusted EBITDA for the third quarter of 2023 was $60.6 million compared to $63.6 million for the third quarter of 2022. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•	Development activity by Applebee’s and IHOP franchisees for the third quarter of 2023 resulted in 14 new restaurant openings and the closure of 19 restaurants.

First Nine Months of 2023 Summary

•

Total revenues for the first nine months of 2023 were $624.8 million compared to $701.4 million for the first nine months of 2022. The decline was primarily due to the refranchising of the 69 company-operated Applebee’s units in October 2022, offset by the positive comparable same-restaurants sales growth at IHOP and Applebee’s. Total revenues excluding the refranchised Applebee’s restaurants for the first nine months of 2023 were $618.4 million compared to $584.3 million for the first nine months of 2022.

•

G&A expenses for the first nine months of 2023 were $147.5 million compared to $131.9 million for the first nine months of 2022. The variance was primarily due to an increase in professional services, an increase in compensation-related expenses, costs resulting from the stopping of the IHOP Flip’d initiative, an increase in software maintenance and an increase in occupancy costs.

•

Net income for the first nine months of 2023 was $64.1 million compared to $69.8 million for the first nine months of 2022. The decrease was primarily due to higher G&A and interest expenses offset by an increase in segment profit.

•

GAAP net income available to common stockholders was $62.6 million, or earnings per diluted share of $4.09, for the first nine months of 2023 compared to net income available to common stockholders of $67.9 million, or earnings per diluted share of $4.22 for the first nine months of 2022. The decrease was primarily due to an increase in G&A expenses and an increase in interest expense, offset by an increase in segment profit.

•

Adjusted net income available to common stockholders was $80.3 million, or adjusted earnings per diluted share of $5.25, for the first nine months of 2023 compared to adjusted net income available to common stockholders of $77.9 million, or adjusted earnings per diluted share of $4.85, for the first nine months of 2022. The increase was primarily due to an increase in segment profit and a decrease in income taxes, offset by an increase in G&A expenses and an increase in interest expense. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income available to common stockholders to adjusted net income available to common stockholders.)

•

Consolidated adjusted EBITDA for the first nine months of 2023 was $194.2 million compared to $194.9 million for the first nine months of 2022. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

Cash flows from operating activities for the first nine months of 2023 were $79.3 million. This compares to cash provided from operating activities of $63.5 million for the first nine months of 2022. The increase was primarily due to a favorable change in working capital and an increase in segment profit.

•

The Company had adjusted free cash flow of $54.0 million for the first nine months of 2023. This compares to adjusted free cash flow of approximately $52.4 million for the first nine months of 2022. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

•	Development activity by Applebee’s and IHOP franchisees for the first nine months of 2023 resulted in 48 new restaurant openings and the closure of 61 restaurants.

Key Balance Sheet Metrics (as of September 30, 2023)

•	Total cash, cash equivalents and restricted cash of approximately $159.6 million, of which approximately $98.2 million was unrestricted cash.

•	Leverage ratio of approximately 4.6x compared with approximately 4.5x as of June 30, 2023.

•	Available borrowing capacity under the Variable Funding Senior Secured Notes is over $220 million.

GAAP Effective Tax Rate

The Company’s effective tax rate was 25% for the nine months ended September 30, 2023, as compared to 26.9% for the nine months ended September 30, 2022. The effective tax rate for the nine months ended September 30, 2023 was different than the rate of the prior comparable period primarily due to the recognition of higher excess tax benefits from stock-based compensation and lower non-deductible executive compensation.

Capital Returns to Equity Holders

During the quarter ended September 30, 2023, the Company repurchased approximately $6.0 million of its common stock. Through the first nine months of 2023, the Company repurchased approximately $20.0 million of its common stock.

On September 7, 2023, the Company announced that its Board of Directors declared and approved a quarterly cash dividend of $0.51 per share of common stock. The dividend was paid on September 29, 2023, to the Company’s stockholders of record at the close of business on September 19, 2023.

Financial Performance Guidance for 2023

The Company’s fiscal 2023 guidance items:

•	Reiterated: Our domestic development activity target for Applebee’s franchisees is between 25 and 35 net fewer restaurants.

•

Reduced: Domestic development activity by IHOP franchisees and area licensees is expected to be between 20 and 30 net new openings (versus 45 to 60 net new openings previously) due to ongoing permitting and construction delays.

•	Narrowed: Consolidated adjusted EBITDA is expected to be in the range of between approximately $245 million and $255 million (versus between $243 million and $255 million previously).

•

Narrowed: G&A expenses are expected to range between approximately $200 million and $205 million (versus between $200 million and $210 million previously). This total includes non-cash stock-based compensation expense and depreciation of approximately $30 million.

•	Reiterated: Gross capital expenditures are expected to range between $33 million and $38 million.

Dine Brands does not provide forward-looking guidance for GAAP net income because it is unable to predict certain items contained in the GAAP measure without unreasonable efforts. These items may include closure and impairment charges, loss on extinguishment of debt, gain or loss on disposition of assets, other non-income based taxes and other items deemed not reflective of current operations.

Third Quarter of 2023 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on November 1, 2023, at 9:00 a.m. Eastern time. To access the call, please click this conference call registration link, and you will be provided with dial in details. A live webcast of the call, along with a replay will be available for a limited time at https://investors.dinebrands.com. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Pasadena, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries and franchisees, supports and operates restaurants under the Applebee’s Neighborhood Grill + Bar®, IHOP®, and Fuzzy’s Taco Shop® brands. As of September 30, 2023, these three brands consisted of over 3,500 restaurants across 18 international markets. Dine Brands is one of the largest full-service restaurant companies in the world and in 2022 expanded into the Fast Casual segment. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: general economic conditions, including the impact of inflation, particularly as it may impact our franchisees directly; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees including any insolvency or bankruptcy; credit risks from our IHOP franchisees operating under our previous IHOP business model in which we built and equipped IHOP restaurants and then franchised them to franchisees; insufficient insurance coverage to cover potential risks associated with the ownership and operation of restaurants; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; risks of food-borne illness or food tampering; possible future impairment charges; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; delivery initiatives and use of third-party delivery vendors; our allocation of human capital and our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters, pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, any merger and acquisition costs and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets, any merger and acquisition costs and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Additionally, the Company has provided total revenues excluding the refranchised Applebee’s restaurants for the three and nine months ended September 30, 2023 and for the comparative prior year periods. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Total revenues excluding the refranchised Applebee’s restaurants is helpful for Management to evaluate the performance of franchised restaurants over comparative periods. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

FBN-R

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenues:
Franchise revenues:
Royalties, franchise fees and other	$99,135	$93,215	$303,998	$277,712
Advertising revenues	73,385	71,692	226,401	216,686

Total franchise revenues	172,520	164,907	530,399	494,398
Company restaurant sales	308	38,248	1,839	117,175
Rental revenues	29,128	29,207	90,519	87,080
Financing revenues	628	858	2,009	2,784

Total revenues	202,584	233,220	624,766	701,437

Cost of revenues:
Franchise expenses:
Advertising expenses	73,385	71,692	226,401	216,686
Bad debt (credit) expense	(51)	(77)	2,593	(523)
Other franchise expenses	9,804	8,649	29,790	24,402

Total franchise expenses	83,138	80,264	258,784	240,565
Company restaurant expenses	323	36,513	1,833	111,802
Rental expenses:
Interest expense from finance leases	668	740	2,072	2,254
Other rental expenses	21,066	21,268	63,538	63,720

Total rental expenses	21,734	22,008	65,610	65,974
Financing expenses	91	104	283	317

Total cost of revenues	105,286	138,889	326,510	418,658

Gross profit	97,298	94,331	298,256	282,779
General and administrative expenses	48,618	46,335	147,545	131,946
Interest expense, net	19,059	15,300	51,549	46,192
Closure and impairment charges	1,774	1,636	3,088	3,093
Amortization of intangible assets	2,709	2,664	8,202	7,994
Loss on extinguishment of debt	—	1,161	10	1,161
Loss (gain) on disposition of assets	191	(1,502)	2,309	(3,032)

Income before income taxes	24,947	28,737	85,553	95,425
Income tax provision	(6,468)	(7,789)	(21,416)	(25,665)

Net income	18,479	20,948	64,137	69,760
Other comprehensive income net of tax:
Foreign currency translation adjustment	(2)	(5)	(2)	(9)

Total comprehensive income	$18,477	$20,943	$64,135	$69,751

Net income available to common stockholders:
Net income	$18,479	$20,948	$64,137	$69,760
Less: Net income allocated to unvested participating restricted stock	(431)	(575)	(1,551)	(1,852)

Net income available to common stockholders	$18,048	$20,373	$62,586	$67,908

Net income available to common stockholders per share:
Basic	$1.19	$1.32	$4.10	$4.23

Diluted	$1.19	$1.32	$4.09	$4.22

Weighted average shares outstanding:
Basic	15,217	15,377	15,275	16,049

Diluted	15,220	15,403	15,289	16,079

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$98,197	$269,655
Receivables, net of allowance	85,742	119,981
Restricted cash	41,932	38,929
Prepaid gift card costs	23,550	30,235
Prepaid income taxes	3,063	3,063
Other current assets	11,317	17,901

Total current assets	263,801	479,764
Non-current restricted cash	19,500	16,400
Property and equipment, net	162,055	145,277
Operating lease right-of-use assets	283,854	289,123
Deferred rent receivable	35,537	42,329
Long-term receivables, net of allowance	35,678	39,697
Goodwill	254,057	253,956
Other intangible assets, net	588,692	597,028
Other non-current assets, net	16,407	17,917

Total assets	$1,659,581	$1,881,491

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$100,000	$100,000
Accounts payable	28,880	52,067
Gift card liability	131,490	171,966
Current maturities of operating lease obligations	58,764	59,071
Current maturities of finance lease and financing obligations	6,922	7,542
Accrued employee compensation and benefits	19,970	23,456
Accrued advertising expenses	14,407	24,157
Dividends payable	—	8,017
Other accrued expenses	23,904	24,446

Total current liabilities	384,337	470,722
Long-term debt, net, less current maturities	1,084,011	1,241,914
Operating lease obligations, less current maturities	276,817	275,120
Finance lease obligations, less current maturities	32,646	30,377
Financing obligations, less current maturities	27,342	28,358
Deferred income taxes, net	70,229	74,651
Deferred franchise revenue, long-term	40,143	42,343
Other non-current liabilities	17,762	19,090

Total liabilities	1,933,287	2,182,575

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $1par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; shares: 40,000,000 authorized; September 30, 2023 - 24,883,740 issued, 15,484,512 outstanding; December 31, 2022 - 24,959,972 issued, 15,599,239 outstanding	249	250
Additional paid-in-capital	253,080	259,339
Retained earnings	124,806	84,538
Accumulated other comprehensive loss	(67)	(65)
Treasury stock, at cost; shares: September 30, 2023 - 9,399,228; December 31, 2022 - 9,360,733	(651,774)	(645,146)

Total stockholders’ deficit	(273,706)	(301,084)

Total liabilities and stockholders’ deficit	$1,659,581	$1,881,491

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2023	2022
Cash flows from operating activities:
Net income	$64,137	$69,760
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	26,221	28,870
Non-cash closure and impairment charges	3,088	2,975
Non-cash stock-based compensation expense	8,167	12,128
Non-cash interest expense	2,714	2,210
Loss on extinguishment of debt	10	1,161
Deferred income taxes	(3,582)	(1,376)
Deferred revenue	(2,590)	(3,773)
Loss (gain) on disposition of assets	2,309	(3,032)
Other	(1,577)	(3,816)
Changes in operating assets and liabilities:
Accounts receivable, net	6,354	(734)
Deferred rent receivable	6,792	5,951
Current income tax receivables and payables	(186)	7,361
Gift card receivables and payables	(13,588)	(16,752)
Other current assets	6,358	(5,948)
Accounts payable	(15,527)	(6,855)
Operating lease assets and liabilities	2,438	(8,286)
Accrued employee compensation and benefits	(4,447)	(18,738)
Accrued advertising	(9,750)	5,052
Other current liabilities	1,965	(2,668)

Cash flows provided by operating activities	79,306	63,490

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	6,686	13,502
Net additions to property and equipment	(31,968)	(19,495)
Proceeds from sale of property and equipment	—	3,908
Additions to long-term receivables	(1,237)	(1,069)
Other	(113)	(255)

Cash flows used in investing activities	(26,632)	(3,409)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	500,000	—
Repayment of long-term debt	(651,713)	—
Borrowing from revolving credit facility	30,000	100,000
Repayment of revolving credit facility	(30,000)	—
Payment of debt issuance costs	(8,044)	(6,286)
Dividends paid on common stock	(31,740)	(30,765)
Repurchase of common stock	(20,017)	(113,862)
Principal payments on finance lease and financing obligations	(5,329)	(7,001)
Proceeds from stock options exercised	3,812	241
Repurchase of restricted stock for tax payments upon vesting	(4,139)	(2,601)
Tax payments for share settlement of restricted stock units	(859)	(955)

Cash flows used in financing activities	(218,029)	(61,229)

Net change in cash, cash equivalents and restricted cash	(165,355)	(1,148)
Cash, cash equivalents and restricted cash at beginning of period	324,984	425,353

Cash, cash equivalents and restricted cash at end of period	$159,629	$424,205

Supplemental disclosures:
Interest paid in cash	$54,032	$47,478
Income taxes paid in cash	$25,774	$20,832
Non-cash conversion of accounts receivable to notes receivable	$969	$84

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Closure and impairment charges; amortization of intangible assets; non-cash interest expenses; loss on extinguishment of debt; gain or loss on disposition of assets; acquisition costs; IHOP Flip’d initiative; other EBITDA adjustments; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income available to common stockholders	$18,048	$20,373	$62,586	$67,908
Closure and impairment charges	1,774	1,636	3,088	3,093
Amortization of intangible assets	2,709	2,664	8,202	7,994
Non-cash interest expense	779	774	2,714	2,210
Loss (gain) on disposition of assets	191	(1,502)	2,309	(3,032)
Loss on extinguishment of debt	—	1,161	10	1,161
IHOP Flip’d initiative	—	—	5,121	—
Other EBITDA adjustments	361	2,488	3,036	2,488
Net income tax provision for above adjustments	(1,512)	(1,878)	(6,365)	(3,618)
Net income allocated to unvested participating restricted stock	(99)	(149)	(439)	(272)

Net income available to common stockholders, as adjusted	$22,251	$25,567	$80,262	$77,932

Diluted net income available to common stockholders per share:
Net income available to common stockholders	$1.19	$1.32	$4.09	$4.22
Closure and impairment charges	0.09	0.08	0.15	0.14
Amortization of intangible assets	0.13	0.13	0.40	0.37
Non-cash interest expense	0.04	0.04	0.13	0.10
Loss (gain) on disposition of assets	0.01	(0.07)	0.11	(0.14)
Loss on extinguishment of debt	—	0.06	0.00	0.05
IHOP Flip’d initiative	—	—	0.25	—
Other EBITDA adjustments	0.02	0.12	0.15	0.11
Net income allocated to unvested participating restricted stock	(0.01)	(0.01)	(0.03)	(0.02)
Rounding	(0.01)	(0.01)	—	0.02

Diluted net income available to common stockholders per share, as adjusted	$1.46	$1.66	$5.25	$4.85

Numerator for basic EPS - net income available to common stockholders, as adjusted	$22,251	$25,567	$80,262	$77,932
Effect of unvested participating restricted stock using the two-class method	—	1	—	4

Numerator for diluted EPS - net income available to common stockholders, as adjusted	$22,251	$25,568	$80,262	$77,936

Denominator for basic EPS - weighted-average shares	15,217	15,377	15,275	16,049
Dilutive effect of stock options	3	26	14	30

Denominator for diluted EPS - weighted-average shares	15,220	15,403	15,289	16,079

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of the Company’s cash flows provided by operating activities to “adjusted free cash flow” (cash flows (used in) provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Nine Months Ended
	September 30,
	2023	2022

	(In millions)
Cash flows provided by operating activities	$79.3	$63.5
Principal receipts from notes and equipment contracts	6.7	8.4
Net additions to property and equipment	(32.0)	(19.5)

Adjusted free cash flow	54.0	52.4
Repayment of long-term debt, net	(151.7)	—
Dividends paid on common stock	(31.7)	(30.8)
Repurchase of common stock	(20.0)	(113.9)

	$(149.4)	$(92.3)

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income or loss, adjusted for the effect of interest charges, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, closure and impairment charges, loss on extinguishment of debt, gain or loss on disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the Company and to make certain business decisions.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income, as reported	$18,479	$20,948	$64,137	$69,760
Interest charges on finance leases	668	1,202	2,072	3,670
All other interest charges	21,178	17,184	58,672	49,900
Income tax provision	6,468	7,789	21,416	25,665
Depreciation and amortization	8,587	8,893	26,221	28,845
Non-cash stock-based compensation	2,858	3,801	8,167	12,128
Closure and impairment charges	1,774	1,636	3,088	3,093
Loss on extinguishment of debt	—	1,161	10	1,161
Loss (gain) on disposition of assets	191	(1,502)	2,309	(3,032)
IHOP Flip’d initiative	—	—	5,121	—
Other	361	2,488	3,036	3,682

Adjusted EBITDA	$60,564	$63,600	$194,249	$194,872

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three and nine months ended September 30, 2023, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

	(Unaudited)
Applebee’s Restaurant Data
Global Effective Restaurants(a)
Franchise	1,654	1,601	1,663	1,604
Company	—	69	—	69

Total	1,654	1,670	1,663	1,673

System-wide(b)
Domestic sales percentage change(c)	(3.2)%	3.2%	0.3%	5.9%
Domestic same-restaurant sales percentage change(d)	(2.4)%	3.8%	0.9%	6.3%

Franchise(b)
Domestic sales percentage change(c)	0.4%	3.1%	4.0%	5.8%
Domestic same-restaurant sales percentage change(d)	(2.4)%	3.6%	0.9%	6.3%
Average weekly domestic unit sales (in thousands)	$52.1	$53.5	$54.4	$54.2

IHOP Restaurant Data
Global Effective Restaurants(a)
Franchise	1,631	1,602	1,626	1,594
Area license	156	157	156	156

Total	1,787	1,759	1,782	1,750

System-wide(b)
Sales percentage change(c)	4.2%	3.7%	6.6%	9.1%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	2.0%	1.9%	4.2%	7.2%

Franchise(b)
Sales percentage change(c)	4.5%	3.6%	6.9%	9.2%
Domestic same-restaurant sales percentage change(d)	2.0%	1.6%	4.2%	7.3%
Average weekly unit sales (in thousands)	$37.8	$36.8	$38.3	$36.5

Area License(b)
Sales percentage change(c)	1.1%	5.2%	4.0%	8.4%

(a)

“Effective Restaurants” are the weighted average number of restaurants open in each fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which consist of restaurants owned by franchisees and area licensees as well as those owned by the Company. Effective Restaurants do not include units operated as ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders).

(b)

“System-wide sales” are retail sales at Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated Applebee’s restaurants. System-wide sales do not include retail sales of ghost kitchens. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase in franchisees’ reported sales will result in a corresponding increase in our royalty revenue, while a decrease in franchisees’ reported sales will result in a corresponding decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, Applebee’s company-operated restaurants, IHOP franchise restaurants and IHOP area license restaurants were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Unaudited)
Reported sales (in millions)

Applebee’s domestic franchise restaurant sales	$1,048.5	$1,044.5	$3,303.9	$3,176.2

Applebee’s company-operated restaurants	—	38.2	—	117.2

IHOP franchise restaurant sales	801.0	766.8	2,425.9	2,270.3

IHOP area license restaurant sales	74.3	73.5	228.1	219.3

Total	$1,923.8	$1,923.0	$5,957.9	$5,783.0

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales in any given fiscal period, compared to the same weeks in the prior fiscal period, for domestic restaurants that have been operated during both fiscal periods that are being compared and have been open for at least 18 months. Because of new restaurant openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

Restaurant Development Activity	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Unaudited)
Applebee’s
Summary - beginning of period:
Franchise	1,661	1,604	1,678	1,611
Company	—	69	—	69

Beginning of period	1,661	1,673	1,678	1,680

Franchise restaurants opened:
Domestic	2	—	3	2
International	2	1	5	1

Total franchise restaurants opened	4	1	8	3

Franchise restaurants permanently closed:
Domestic	(12)	(3)	(28)	(9)
International	(1)	(1)	(6)	(4)

Total franchise restaurants permanently closed	(13)	(4)	(34)	(13)

Net franchise restaurant reduction	(9)	(3)	(26)	(10)

Summary - end of period:
Franchise	1,652	1,601	1,652	1,601
Company	—	69	—	69

Total Applebee’s restaurants, end of period	1,652	1,670	1,652	1,670

Domestic	1,544	1,571	1,544	1,571
International	108	99	108	99

IHOP
Summary - beginning of period:
Franchise	1,634	1,608	1,625	1,595
Area license	156	156	156	156
Company	—	—	—	—

Total IHOP restaurants, beginning of period	1,790	1,764	1,781	1,751

Franchise/area license restaurants opened:
Domestic franchise	5	5	27	20
Domestic area license	—	1	2	2
International franchise	5	3	11	10

Total franchise/area license restaurants opened	10	9	40	32

Franchise/area license restaurants permanently closed:
Domestic franchise	(5)	(5)	(23)	(12)
Domestic area license	—	(1)	(2)	(2)
International franchise	(1)	(1)	(2)	(3)

Total franchise/area license restaurants permanently closed	(6)	(7)	(27)	(17)

Net franchise/area license restaurant additions	4	2	13	15

Net increase in franchise/area license restaurants	4	2	13	15

Summary - end of period:
Franchise	1,638	1,610	1,638	1,610
Area license	156	156	156	156

Total IHOP restaurants, end of period	1,794	1,766	1,794	1,766

Domestic	1,681	1,665	1,681	1,665
International	113	101	113	101

As of September 30, 2023, 47 franchise groups operated 137 Fuzzy’s restaurants in 18 states within the United States and we had one company-owned restaurant in Texas, totaling 138 restaurants. Fuzzy’s average weekly sales for the three and nine months ended September 30, 2023 were $30,628 and $31,575, respectively.

The restaurant counts and activity presented above do not include one domestic Applebee’s ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders), 10 international Applebee’s ghost kitchens and 38 international IHOP ghost kitchens.